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                          EXHIBIT A (to EXHIBIT 10.4)

                         [DELTA STEEL, INC. LETTERHEAD]


FWT                                          Date:  March 21, 1997
P O Box 8597
Fort Worth, TX  76124

Attention:  Betty Moore, Tommy Moore, Fred Moore, and
            Bill Sales

This letter is to clear up the freight issue per our conversation 3/20/97. Delta is committed of serving FWT and our joint interests any way possible. We have committed a couple to stretch trailers for our local deliveries as well as trucks and drivers. Delta would also commit four trailers, two trucks and two drivers for the night hauling to Houston for galvanizing. As I stated, I feel the rates we had were fair and if you wanted to discuss them just let me know. You now have let it be known and these are the changes that I discussed with Bill Sales 3/20/97.

1.   Truckload from FWT or to FWT locally = $75.00 per load

2.   Truck to Houston from FWT            = $400.00 per load

3.   Truckload from Houston to FWT        = $400.00 per load

4.   If FWT can load our trucks to and
     from Houston (loaded both ways)      = $700.00 per load

These rates should beat any current rates and we can come out okay by using our trucks and trailers 24 hours a day. The bills dated after 3/21/97 will all be at our new rates, however, bills prior to that date will remain at the original rates. Again, I want to say the original rates were fair considering the equipment tide up, however, we will try these new rates and if we can come out okay then we will continue.

Sincerely yours,


/s/ NICK WALKER
Nick Walker
Division Manager